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
                                                            Exhibit 12.1



             UAL Corporation and Subsidiary Companies

         Computation of Ratio of Earnings to Fixed Charges



                                              Nine Months Ended
                                                 September 30
                                               1997        1996
                                               ----        ----
                                                 (In Millions)
Earnings:

 Earnings before income taxes and
   extraordinary item                       $1,472      $  937
   Fixed charges, from below                   728         820
   Undistributed earnings of affiliates        (20)        (40)
   Interest capitalized                        (75)        (57)
                                             -----       -----
       Earnings                             $2,105      $1,660
                                             =====       =====

Fixed charges:

   Interest expense                         $  213      $  230
   Portion of rental expense
     representative of the interest factor     515         590
                                             -----       -----
   Fixed charges                            $  728      $  820
                                             =====       =====

Ratio of earnings to fixed charges            2.89        2.02
                                             =====       =====

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